                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITOR'S CONSENT

AVANIR Pharmaceuticals:

We consent to the incorporation by reference in this Registration Statement of AVANIR Pharmaceuticals, formerly LIDAK Pharmaceuticals, (a development stage enterprise) (the "Company") on Form S-8 of our report dated December 24, 1998 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the status of the Company as a development stage enterprise, the Company's ability to continue as a going concern, and the Company as a defendant in certain lawsuits), appearing in the Annual Report on Form 10-K/A of AVANIR Pharmaceuticals for the year ended September 30, 1998.

DELOITTE & TOUCHE LLP

San Diego, California
July 16, 1999